EXHIBIT 23.4

FAX (713) 651-0849
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 No. 333-22571, No. 333-93209, No. 333-61890, No. 333-106484 and No. 333-113619 and Registration Statement on Form S-3 No. 333-125677, each of Edge Petroleum Corporation (the “Company”), of our oversight review letter included as Exhibit 23.2 to the Current Report on Form 8-K of the Company filed on January 16, 2007, in respect of oil and gas reserves associated with the acquisition from Smith Production Inc. as of December 31, 2006, and of our summary report dated January  23, 2007 included as Exhibit 99.1 to the Current Report on Form 8-K of the Company filed on January 23, 2007, as supplemented by our supplemental letter report dated February 22, 2007 included as Exhibit 99.[4] to this Annual Report on Form 10-K in respect of our reserve report relating to the oil and gas reserves and revenues of certain interests of the Company as of December 31, 2006 and of the data extracted from such reports appearing in “Items 1 and 2. Business and Properties under the caption “Oil and Natural Gas Reserves” and in Note 21. Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (unaudited) of the Company’s Consolidated Financial Statements for the year ended December 31, 2006, each contained in such Annual Report on Form 10-K. We hereby consent to all references to such reports and/or this firm in such Annual Report on Form 10-K and we hereby consent to all references to such reports and/or to this firm in each such Registration Statement, and further consent to our being named as an expert in each such Registration Statement and in each Prospectus to which any such Registration Statement relates.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
March 12, 2007